Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

August 5, 2013

XPO Logistics, Inc.

Five Greenwich Office Park

Greenwich, Connecticut 06831

Re:	XPO Logistics, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to XPO Logistics, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on the date hereof (the “462(b) Registration Statement”). The 462(b) Registration Statement relates to the registration of $42,270,000 aggregate maximum principal amount of the Company’s common stock, par value $0.001 per share (the “Offered Common Stock”). The 462(b) Registration Statement incorporates by reference the Company’s Registration Statement on Form S-3 (File No. 333-176700), which was declared effective by the Commission on September 20, 2011 (the “Registration Statement”), allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Act.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

(a) the form of the 462(b) Registration Statement;

(b) the Registration Statement;

(c) the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”);

(d) the Second Amended and Restated By-Laws of the Company, as in effect as of the date hereof (the “Bylaws”); and

(e) certain resolutions of the Board of Directors of the Company (the “Board of Directors”) relating to the registration and offering of the Offered Common Stock.

XPO Logistics, Inc.

August 5, 2013

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents or documents to be executed, we have assumed (i) that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

We do not express any opinion as to any laws other than (i) the General Corporation Law of the State of Delaware, (ii) those laws, rules and regulations of the State of New York that, in our experience, are normally applicable to transactions of the type contemplated by the 462(b) Registration Statement and (iii) the federal laws of the United States of America to the extent referred to specifically herein. Insofar as the opinions expressed herein relate to matters governed by laws other than those set forth in the preceding sentence, we have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that with respect to the Offered Common Stock, when (i) the 462(b) Registration Statement has been filed and has become effective under the Act, (ii) an appropriate prospectus supplement with respect to the Offered Common Stock has been prepared, delivered and filed in compliance with the Act and the applicable rules and regulations thereunder, (iii) if the Offered Common Stock is to be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Offered Common Stock has been duly authorized, executed and delivered by the Company and the other parties thereto, (iv) the Board of Directors, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance of the Offered Common Stock, the consideration to be received therefor and related matters, (v) the terms of the issuance and sale of the Offered Common Stock have been duly established in conformity with the Certificate of Incorporation and the Bylaws so as not to violate any applicable law, the Certificate of Incorporation or the Bylaws or result in a default under or breach of any agreement or instrument binding upon the Company and

XPO Logistics, Inc.

August 5, 2013

so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and (vi) the Offered Common Stock is delivered upon payment of the agreed upon consideration therefor, then the Offered Common Stock, when issued and sold in accordance with the applicable underwriting agreement with respect to the Offered Common Stock or any other duly authorized, executed and delivered valid and binding purchase or agency agreement, will be duly authorized, legally issued, fully paid and non-assessable, provided that the consideration therefor is not less than the par value thereof.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the 462(b) Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP